EXHIBIT 10.33

DEVELOPMENT, PURCHASE AND LICENSE AGREEMENT

BETWEEN INFOCUS CORPORATION AND FUNAI ELECTRIC CO., LTD

This DEVELOPMENT; PURCHASE AND LICENSE AGREEMENT (hereinafter referred to as the “Agreement”) dated September 13, 2002, is entered into between FUNAI ELECTRIC Co., LTD., a Japanese corporation (“FUNAI”), with its principal place of business at 7-7-1 Nakagaito, Daito, Osaka, and INFOCUS Corporation (“INFOCUS”), an Oregon corporation with its principal place of business at 277008 SW Parkway Avenue, Wilsonville, Oregon 97070, USA.

WHEREAS, 1NFOCUS engages in the business of developing, producing, marketing and selling projection display products.

WHEREAS, FUNAI engages in the business of designing and manufacturing electronic related products.

WHEREAS, INFOCUS and FUNAI mutually agree that INFOCUS and FUNAI’s business expertise may successfully produce a low-cost display projector (hereinafter referred to as the “Product”).

WHEREAS, FUNAI and INFOCUS entered into a Memorandum of Agreement dated April 3, 2001 (hereinafter referred to as the “Memorandum”). The Memorandum requires that FUNAI and 1NFOCUS shall enter into a detailed agreement as to the subject matter of this Agreement.

WHEREAS, INFOCUS and FUNAI hereby enter into this Agreement, wherein INFOCUS and FUNAI shall mutually design and develop the Product, and FUNAI shall exclusively manufacture the Product on behalf of INFOCUS and INFOCUS shall exclusively market and sell the Product.

THEREFORE, INFOCUS and FUNAI hereby agree as follows:

1.                                      DEVELOPMENT PROVISIONS

Definitions

The terms used in this Agreement are defined as follows:

1.1.                              “Business Days” shall mean those days from Monday through Friday, which are not declared as national holidays in the United States.

1.2.                              “Calendar Days” shall mean all days, Sunday through Saturday, which appear on the calendar from January 1 through December 31.

1 .3.                           “Defective Product(s)” shall mean defective Products or Products which are missing components or accessories.

1.4.                              “Delivery Date” shall mean the date on which the Products shall be delivered to INFOCUS’s designated F.O.B. Hong Kong delivery point as specified on INFOCUS purchase orders.

1.5.                              “Development Schedule” shall mean the schedule for the design and development, manufacturing, testing and qualification of the Products manufactured by FUNAI.  The Development Schedule shall include a milestone and payment schedule for each purchase order separately entered into between FUNAI and INFOCUS, that set forth certain significant events and the payment to be made upon completion of each event, and that, allow FUNAI and INFOCUS to evaluate the status of the development of the Products, and to make payments based on completion and acceptance of key tasks related to the development of Products.

1.6.                              “Engine” shall mean an optical engine designed based upon the Projector applicable to front and rear projection application.

1.7.                              “FUNAI” shall include FUNAJ ELECTRIC Co., LTD. and, unless the context otherwise requires, all of its parent entities and/or its subsidiaries.

1.8.                              FUNAI IP” shall mean all current and future intellectual property right including, but not limited to, the know-how listed in Exhibit H, which includes world wide patents and other patent rights, utility models, copyrights, mask work rights, trade secrets, designs, equipment, technologies, processes and inventions associated therewith, trademark, and all other intellectual property rights and the related documentation or other tangible expression of FUNAI.

1.9.                              “INFOCUS” shall include INFOCUS Corporation and, unless the context otherwise requires, all of its parent entities and/or its subsidiaries.

1.10.                        “INFOCUS IP” shall mean all current and future intellectual property right including the know how listed in Exhibit C, which includes world wide patents and other patent rights, utility models, copyrights, mask work rights, trade secrets, designs, equipment, technologies, processes and inventions associated therewith, trademark, and all other intellectual property rights and the related documentation or other tangible expression of INFOCUS.

1.11. “IT” shall mean information technology shared by FUNAI and INFOCUS as an operating model.

1.12.                        “Lead Time” shall mean the term for manufacturing the Long Lead Time Products including ocean shipping described in Exhibit F.

1.13.                        “Licensed Product(s)” shall mean a Television or Engine incorporating the Products or any device under INFOCUS IP.

1.14.                        Long Lead Time Components” shall mean the Components which FUNAI needs to purchase over forty five (45) days plus purchasing order schedule as listed in Exhibit F

1.15.                        “Materials” shall mean the materials for the Products which are prepared by FUNAI in order to meet INFOCUS’s purchase orders and/or forecasts.

1.16.                        “Milestone” shall mean the Product Development Milestone Schedule listed in Exhibit D entitled “Development Milestone Schedule” attached to this Agreement.

1.17.                        “Net Selling Price of Licensed Product” shall mean the fair market value of internal transfers and/or sales of Licensed Products and the total of all prices at which all customers were billed for Licensed Product in the usual course of business including all packing materials, boxes, cartons, and crates, thereof and less returns, discounts, shipping costs, duties and excise, discounts, use and value added taxes, and similar taxes levied in respect to such sales.

1.18.                        “New Product Introduction Schedules” shall mean support activity by FUNAI for the Product launch described as a part of Product Specification, incorporated herein as Exhibit A

1.19.                        “OEM Product” shall mean a Projector and Engine which bear a third party’s logo.

1.20.                        “Pilot Production Samples” shall mean the pilot samples of Products manufactured by FUNAI after obtaining INFOCUS approval.

1.21.                        “Product and Process Documentation” shall mean documentation provided by INFOCUS, or developed by FUNAI to be used to manufacture the Products including:  BOM (Bill of materials), AVL (Approved vendors list), engineering, design, and assembly drawings, line layouts, process documentation, quality and inspection plans, test processes, packaging requirements..

1.22.                        “Product(s)” shall mean the Engine and Projector collectively.

1.23.                        “Production Tooling” shall mean tools, dies, jigs, equipment and other tools for manufacturing the Products paid by INFOCUS and loaned to FUNAI.

1.24.                        “Product Inspection” shall mean the inspection of process controls, test yields, End-of-Line inspection (EOL) and Out-of-Box inspection (OOB) concerning the Products as provided in Quality Plan.

1.25.                        “Product Specification” shall mean the specification for the Products described in detail in Exhibit A.  Product Specification shall include, but is not limited to, the Product performances and requirement specifications, Product quality and agency requirements, New Product Introduction Schedules and shipping configurations.

1.26.                        “Projector” shall mean a complete projector unit for the market for Front Projector with the Engine.

1.27.                        “Quality Plan” shall include all documentation, systems, equipment, data collection, reports, processes and procedures necessary to manufacture, inspect .and verify the Products’ conformance to Product Specification and to deliver and service the Products including, but not limited to, IQA (Incoming quality audit) inspection and ECO (Engineering change order) control of material. Basic quality criteria shall based on AQL (Acceptance quality level) of >/= 0.64% per mil standard 105.

1.28.                        “Service Parts” shall mean Products or parts of Products, which FUNAI agrees to use and/or sell to INFOCUS for the purpose of providing service for the Products as provided for in Exhibit I.

1.29.                        “Supporting Documents” shall mean the documents which support the development, procurement, manufacture, testing, packaging, and preparation for shipment of the Products by FUNAI.  Supporting Documents shall include, but not limited to, Product and Process Documentation, documentation and information for Quality Plan that support Product Specifications including, but not limited to, First Customer Ship checklist and dock-to-stock (DTS) approval process.

1.30.                        “Television” shall mean a rear screen projection television incorporating an Engine.

2.                                      PURPOSE AND EXCLUSIVE RELATIONSHIP

2.1.                              Purpose. FUNAI and INFOCUS shall mutually develop the Products based on certain designs developed by INFOCUS. Upon successful qualification of Pilot Production Samples, FUNAI shall manufacture the Products on behalf of INFOCUS, and INFOCUS shall purchase the Products, Service Parts and related accessories from FUNAI.

2.2.                              Exclusivity and Geographical Scope of FUNAI Sales. The terms of the Exclusivity Agreement, effective June 1, 2001 (hereinafter referred to as the “Exclusivity Agreement”), are hereby incorporated into and made part of this Agreement by reference as Exhibit B.  FUNAI shall not sell, directly or indirectly, any Televisions incorporating Engines to any third party in the People’s Republic of China.

2.3.                              Exclusivity. In the event that FUNAI terminates this Agreement without cause or INFOCUS terminates this Agreement for breach of this Agreement by FUNAI pursuant to this Agreement, the exclusivity defined in the Exclusivity Agreement shall continue uninterrupted in accordance with the terms and conditions of Exclusivity Agreement.

3.                                      DEVELOPMENT.

3.1.                              INFOCUS IP.  INFOCUS has delivered INFOCUS IP to FUNAI.  INFOCUS IP includes the basic optical design for the Product, and FUNAI has delivered FUNAI IP for purposes of this Agreement.

3.2.                              Development.  Using INFOCUS IP and FUNAI IP, INFOCUS and FUNAI shall jointly develop the Products in accordance with the Product Specification, which shall be mutually agreed to by INFOCUS and FUNAI according to Exhibit A.  Each party shall use its good faith effort and due diligence for the development of the Product.

3.3.                              Change of Product Specification.  If INFOCUS proposes in writing a change to the Product Specification, FUNAI shall attempt in good faith to implement such change.  In the event the said proposed change increases FUNAI’S development costs of the Products or requires a modification to the Development Schedule, INFOCUS and FUNAI shall mutually agree in good faith for adjustment of the development costs and fees payable by INFOCUS to FUNAI and of the schedule for development.  Any dispute arising out of this Section shall be subject to arbitration under Section 28.16 herein.

3.4.                              Ownership.

(a)                                  Ownership by FUNAI.  FUNAI shall own all right, title, and interest in the FUNAI IP and any derivatives, improvements or modifications thereof, and all intellectual property rights therein excluding the INFOCUS IP (hereinafter referred to as the “FUNAI Property” collectively). INFOCUS shall execute such documents, render such assistance, and take such other action as FUNAI may reasonably request, at FUNAI’s expense, to apply for, register, perfect, confirm, and protect FUNAI’s rights to the FUNAI Property.

(b)                                 Ownership by INFOCUS.  INFOCUS shall own all right, title, and interest in the INFOCUS IP and any derivatives; improvements or modifications thereof and all intellectual property rights therein, excluding the FUNAI Property.  FUNAI shall execute such documents, render such assistance, and take such other action as INFOCUS may reasonably request, at INFOCUS expense, to apply for, register, perfect, confirm, and protect INFOCUS’ rights to the INFOCUS IP.

4.                                      PILOT PRODUCTION SAMPLES

4.1.                              Pilot Production Samples.  FUNAI shall deliver the Pilot Production Samples with required inspection data to INFOCUS quality department to test whether, in INFOCUS’s reasonable opinion, the Pilot Production Samples conforms to the Product Specification and Product and Process Documentation.  INFOCUS shall provide FUNAI with a written notice specifying reasonable reasons for rejecting Pilot Production

Samples within twenty (20) days from the date that INFOCUS refuses to accept the Pilot Product Samples.  Pilot Production units shall be covered by INFOCUS NRE (defined herein below in Section 7.1) as agreed herein without further charge from FUNAI.

4.2.                              Corrected Pilot Production Samples.  FUNAI shall use commercially reasonable efforts to promptly redeliver the corrected Pilot Production Samples to INFOCUS for acceptance testing pursuant to the process described in Section 4.1. above.

5.                                      COOPERATION BETWEEN PARTIES

5.1.                              FUNAI’s Cooperation.  FUNAI shall provide INFOCUS with incoming inspection and obtain certificate of compliance when it is appropriate for INFOCUS to ensure that parts strictly, conforming to the component specification, are used to manufacture Products for INFOCUS.

5.2.                              INFOCUS’ Cooperation.  INFOCUS shall sell certain key components including, but not limited to, Engine components to FUNAI.  Special terms, conditions and responsibilities for consigned materials, if any, are described in the “Consigned Material Terms,” of Exhibit E hereof.

5.3.                              FUNAI Capacity and Resources.  FUNAI shall secure and maintain sufficient facility, equipment, qualified assemblers, technicians and management to comply with all terms and conditions in the Agreement.  FUNAI shall reasonably support INFOCUS’ Product marketing in the areas of technical support on design for manufacturability, testability, agency documentation, compliance, quality control, sustaining engineering and project management support according to the New Product Introduction Schedule as provided in Exhibit D.  If FUNAI provide any Product support activities not described in the New Product Introduction Schedule pursuant to INFOCUS’ request, INFOCUS shall pay additional fees and costs charges for such activity by FUNAI.

5.4. Cooperative Operation.  The relationship between INFOCUS and FUNAI shall be based on good faith cooperation and due diligence.  Both INFOCUS and FUNAI shall appoint one or more program managers for each project activity to function as a commercial and technical liaison to the other party.  As stated in intervals reflected in the Milestones, or more frequently as needed, INFOCUS and FUNAI shall confer regarding the progress, and each party shall report to the other regarding technical details and the progress of the Development Schedule.

5.5.                              Process and System Cooperation.  FUNAI and INFOCUS shall develop a shared operating model including, but not limited to, cross-company processes in the areas of:  project management, procurement, order management, manufacturing operations, logistics, quality control, Product and Process Documentation, ECO control, service operations and information technology.

5.6.                              IT Systems Support.  FUNAI and INFOCUS shall timely communicate with each other with reasonable frequency sufficient to meet the requirements of the relationship established herein, through English-language, web-enabled system logic links of specific IT and databases including, but not limited to, quality, shop floor control systems, Product and Process Documentation, ECO control systems and inventory and order management systems.  FUNAI and INFOCUS shall conform to the most productive use of IT to ensure the security of intellectual property owned by FUNAI and/or INFOCUS and/or communicated externally to/from FUNAI and/or INFOCUS, and to provide the service support as agreed herein.

5.7.                              Performance Measures.  FUNAI and INFOCUS may track and measure the overall performance of the other party.  FUNAI and INFOCUS shall discuss mutual performance and corrective or remedial actions at periodic business reviews.  Key performance indicators and targets include, but not limited to, measures of quality, flexibility, delivery and costs.

5.8.                              Development and Manufacturing Deliverables.  Deliverable items in the Product and Process Development phase for each Product shall include all items necessary for INFOCUS to evaluate the process of the Product Specification including, but not limited to, feasibility reports and design studies, analysis of specifications and creation of designs or modification to existing designs, creation of CAD design files, drawings, assembly and test Product and Process Documentation and bills of materials, fabrication and procurement of tooling, equipment and assembly and test fixtures, and delivery of engineering Prototypes and Pilot Production Samples.  FUNAI shall maintain all manufacturing processes, Product inspection and test documentation and software and make available to INFOCUS as requested for all times during this Agreement and one year from the date of termination of this Agreement.

6.                                      FUNAI’S PERFORMANCE

6.1.                              Development Schedule.  FUNAI shall, in a competent and professional manner; satisfactorily complete performance of all tasks listed in each Development Schedule and shall adhere to the development deadlines and delivery dates set forth in the attached Development Schedule.  INFOCUS shall fully cooperate with FUNAI to support FUNAI’s compliance with Development Schedule.

7. PAYMENT FOR DEVELOPMENT COSTS

7.1.                              Non-Recurring Engineering Fees and Capital Equipment spending. In consideration for FUNAI’s timely and complete performance pursuant to the Product Specification, this Agreement and other written requirements in the Development Schedule (hereinafter referred to as the “Development Tasks”),*

*Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

7.2.                              Scope of INFOCUS Support.  INFOCUS shall, at its expense, support FUNAI’s development and production of Product by performing the following tasks:

a.                                       Reasonable support of FUNAI in developing supplier relationships for the

Products.

b.                                      Reasonable technical support

c.                                       Minimal sustaining support.

FUNAI shall pay INFOCUS a reasonable fee for any support beyond the specific foregoing support, if requested by FUNAI in writing and with the amount of the fee for such support determined by prior written agreement.

7.3.                              Expenses.  Each party shall bear their own expenses necessary to comply with the Agreement except those expressly provided in this Agreement or Milestone and expressly agreed in writing.

8.                                      MILESTONE

8.1.                              Fulfillment of Milestone.  In the event that FUNAI fails to meet all requirements in Milestone Exhibit D, INFOCUS may fulfill such requirements.  INFOCUS and FUNAI shall agree regarding the projected costs for such fulfillment.  NRE may be reduced by reasonable amounts corresponding to the costs incurred by INFOCUS in assuming FUNAI’s obligations.  Any dispute arising out of this Section shall be subject to arbitration under Section 28.16 herein.

8.2.                              Change of Schedule.  In the event that FUNAI is unable to satisfactorily complete any of the tasks listed in the Milestone or Development Schedule, INFOCUS and FUNAI shall discuss the task completion problem in good faith with the intent of correcting the problem and proceeding with development. If FUNAI still is unable to fulfill the task and INFOCUS is not reasonably able to perform the task on FUNAI’s behalf, then INFOCUS shall have the right to terminate the Product project associated with the missed task without further payment to FUNAI.

9. CAPITAL EQUIPMENT

9.1.                              Capital Equipment.  FUNAI shall pay for and maintain its facilities, upgrades, and common materials, common hardware, common tooling, and common equipment including, but not limited to, jigs and dies, and software. *

9.2                                 Production Tooling.  * INFOCUS may request to return, or transfer to a third party the foregoing Production Tooling and items at INFOCUS’ expense.  In the event that such return or transfer is not requested by INFOCUS as a result of FUNAI’s breach of this Agreement, and such return or transfer prevents FUNAI from delivering Products ordered by INFOCUS under this Agreement, then INFOCUS shall compensate FUNAI as provided in Sections 12.8 and 12.9 hereof.  FUNAI shall not lease, sell or transfer Production Tooling to a third party without a written consent of INFOCUS.

*Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

9.3.                              Maintenance.  FUNAI shall provide maintenance, calibration, and repair of all Production Tooling scheduled by a separate agreement between FUNAI and INFOCUS, with detailed description of costs.

9.4. Location.  FUNAI shall reasonably notify INFOCUS regarding the storage location of Production Tooling.  FUNAI shall not change location without a prior consent of INFOCUS.

9.5.                              Export/Import.  FUNAI shall obtain any and all export/import licenses and duty and sales tax exemptions to import/export the Production Tooling into and from the People’s Republic of China during the term of and after termination of this Agreement.

10.                               PRODUCTION

10.1.                        Product Conformance.  All Products and Projector delivered by FUNAI to INFOCUS pursuant to this Agreement shall be in conformance in all material ways with the Product Specifications and Product and Process Documentation.  The Products shall be tested and processed in accordance with the Quality Plan.

10.2.                        Design Verification.  INFOCUS shall verify that all phases and aspects of the Product design and development meet Product Specification and Milestone in writing within [  ] days from the date that INFOCUS receives the Product.

10.3.                        Supplier Relationships and Responsibilities.  FUNAI shall be responsible for all aspects of supplier management of the Products including DLPTM chip sets and software.  INFOCUS shall provide reasonable support for development of FUNAI’s supplier relationships.

10.4                           INFOCUS Rights to Procure Components for INFOCUS’ Assembly of Product.  Upon INFOCUS’ request and FUNAI’s consent, which shall not be unreasonably withheld, INFOCUS shall have the right to assemble the Product in other locations, either by itself or using third parties, including the right for, INFOCUS or INFOCUS’ designee to source Product components directly from FUNAI or FUNAI’s suppliers for Product assembly and sale. Pricing for such components shall include any actual cost paid by FUNAI for obtaining, preparing and delivering such components to INFOCUS or the designee.  At this time, FUNAI agrees that INFOCUS has the foregoing rights for manufacturing in Brazil and for Products sold to the United States Government through GSA.

11.                               SUPPORTING DOCUMENTS

11.1.                        Supporting Documents.  INFOCUS shall provide FUNAI with Supporting Documents and supporting documents for Supporting Documents in the form of hard copy and/or electric format on or before the schedule described in Exhibit D.

11.2.                        Manufacturing Process.  INFOCUS and FUNAI shall mutually agree regarding FUNAI’s manufacturing process relevant to this Agreement.

11.3.                        Access to FUNAI’s Data.  INFOCUS and FUNAI shall agree in a separate writing that INFOCUS may have access to FUNAI’s process and quality data via an English-language web site, enabled electronic access and communications such as the internet concerning the Product, as well as other records pertaining to the Product as mutually agreed by INFOCUS and FUNAI.  1NFOCUS and FUNAI shall further agree that the process and quality data format and content of materials set forth in this Section in a separate writing.

11.4.                        Quality Plan.  FUNAI shall prepare a Quality Plan for each Product according to a mutual agreement with INFOCUS prior to an initial shipment of the Product.

11.5.                        Maintenance of Supporting Documents.  FUNAI and INFOCUS shall maintain and revise Supporting Documents and Quality Plan according to procedures that conform to ISO9000 requirements at both FUNAI and INFOCUS facilities.

12.                                 PURCHASE PROVISIONS

12.1.                        Purchase.  INFOCUS shall purchase the Projector from FUNAI pursuant to the schedule mutually agreed by both parties.

12.2.                        Exclusivity.  FUNAI shall manufacture INFOCUS’s product, commonly known as “Tsunami” for INFOCUS on an exclusive basis. Specifications and description of “Tsunami” are attached herewith as Exhibit J.  From time to time, on or after the date of this Agreement, FUNAI and INFOCUS may agree in writing regarding additional Products that FUNAI shall exclusively manufacture on behalf of INFOCUS.  INFOCUS shall have exclusive worldwide marketing and sales rights for the Products manufactured by FUNAI.

12.3.                        OEM Products.  INFOCUS shall have the right to sell OEM Products.  INFOCUS shall notify FUNAI of reasonable modifications concerning indication of the third party’s logo required for any OEM Product.  FUNAI shall make the best effort to implement such modifications and manufacture OEM Products under the terms of and conditions of this Agreement. INFOCUS shall bear any increase in direct material and/or manufacturing costs, related to OEM Products.

12.4.                        Purchase Order.  INFOCUS shall submit purchase orders for Products, three (3) months prior to the requested delivery date at destination (“Delivery Date”).  The Purchase Order shall include the following information concerning Products: (a) description of the Products; (b) quantity; (c) prices of the Products; d) Delivery Date; and (e) delivery point.  No purchase order is binding before it is confirmed in writing by FUNAI; however, FUNAI shall confirm all INFOCUS Purchase Orders issued in compliance with this Agreement.

12.5.                        Forecast of Purchase.  INFOCUS shall provide FUNAI with non-binding forecasts of expected purchases for future three months on a rolling basis and by the end of each month.  However, any and all Long Lead Time components listed in Exhibit F, purchased or ordered to be purchased by FUNAI based on the non-binding forecasts described in this Section (the “Key Components”) shall be binding between INFOCUS and FUNAI, subjecting INFOCUS to be liable for payments related to Key Components. As clarification, such Key Components shall be prudently procured by FUNAI only as necessitated by lead times to meet INFOCUS forecasts.

12.6.                        [intentionally left blank]

12.7.                        Flexibility Model - Change of Delivery Date and Quantity.  INFOCUS shall have the right to change quantity set forth on any purchase orders without penalty as follows:

Upside:

a)              Within 30 calendar days before Delivery Date - Change shall not be allowed;

b)             31 - 60 calendar days before Delivery Date — Up to 25% increase;

c)              61 and beyond calendar days before Delivery Date — Up to 50% increase;

and

Downside:

a)              Within 30 calendar days of Delivery Date — Change not allowed.

b)             Within 31- 60 calendar days before Delivery Date — Up to 50% decrease; and

c)              Within 61 or more calendar clays before Delivery Date —Up to 100% decrease.

12.8.                        [Intentionally left blank]

12.9.                        Unpurchased Product and Material Liability for Cancellation of Orders.  For final cancellations according to Section 12.7, INFOCUS shall be liable to FUNAI for the Product and any Materials which are prudently procured by FUNAI as necessitated by component lead-times to fulfill INFOCUS orders and forecasts, but which are not purchased by INFOCUS for any reason other than FUNAI’s default under this Agreement.

The amount of the liability of INFOCUS shall be as follows:

a)              Finished Products in FUNAI’s possession or in transit - 100% of the price described in purchase orders;

b)             Inventory of Materials in FUNAI’s possession whether in raw form or work in process - 105% of the amount for such Inventory of Materials which FUNAI pays;

c)              Materials on order and not cancelable - 102.5% of the amount for such Materials which FUNAI pays;

d)             Any reasonable vendor cancellation, charges incurred with respect to Materials accepted for cancellation or return by the vendor; and

e)              Difference between original price paid by FUNAI and price realized by FUNAI on sale of non-proprietary material to a third party.

12.10.                  Reduction of Amount.  FUNAI shall make best commercial efforts to reduce the amount of INFOCUS’s liability under this Section at INFOCUS’s expense as follows: (1) re-allocating Material for use by other FUNAI customers, (2) returning Material to suppliers, or (3) selling excess non-proprietary material to third party for highest possible price.

13. PRICES AND PAYMENT TERMS

13.1 Determination of Prices. Prices for the Products shall be set forth in the pricing schedule described in Exhibit G.  Future Prices shall be determined by a written agreement negotiated between FUNAI and INFOCUS at least once every three (3) months at mutually convenient time and location.  Prices for the Products shall include costs of retail packing, labeling, part marking, cartage and carriage to a port for export (Hong Kong) where INFOCUS purchases the Product, and reverse logistics.  Quantity of the Product which INFOCUS purchases described in Exhibit G shall be taken into consideration in order to determine the Price of the Product.  Furthermore, it is understood by both parties that the volume to be purchased is dependent on the cost of the Product and market conditions.  It is therefore the responsibility of each party hereto to reduce their respective costs.  INFOCUS may request a price decrease based on market conditions, manufacturing economies of scale, lower material costs, currency rate fluctuations, or any other reasonable factors at any time with formal price negotiations to be conducted no more frequent than once per month at a mutually agreeable time and location.  Upon INFOCUS’ request FUNAI will consider the proposal and negotiate a mutually agreeable resolution in good faith.  With respect to the initial Product, the parties expect, and FUNAI will use its reasonable commercial efforts to achieve *.  If INFOCUS identifies such savings, then INFOCUS shall receive the full reduction in cost.  FUNAI agrees to implement an aggressive cost reduction program, including manufacturing efficiency and quality improvements and material cost savings for the Product *

13.2                           Payment — Standby Letter of Credit.  Subject to INFOCUS’s inspection and acceptance of Product *

13.3                           Dispute Resolution.  INFOCUS and FUNAI shall independently review all payments in a timely manner and work to resolve any dispute arising out of payments described in this Section in a mutually satisfactory manner.

13.4                           Most Favored Pricing

* Any dispute arising out of this Section shall be subject to an arbitration under Section 28.16 herein.

*Certain information on this page ha been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

13.5                           Allocation of shortage materials and factory capacity.  FUNAI agrees to fulfill all conforming INFOCUS purchase orders according to the terms of this Agreement.  In the event suppliers place certain components on allocation, FUNAI agrees to notify INFOCUS immediately and work diligently to assure full delivery on INFOCUS purchase orders.

14.                               PACKAGING

14.1.                        Packaging.  All Products packaging (retail or bulk) shall comply with requirements provided in the retail packaging specification described in Exhibit A.  FUNAI shall submit drawings or samples of packaging to INFOCUS upon INFOCUS’ request.  FUNAI shall use its best effort to ensure that all items delivered hereunder are packed to prevent damages during shipment using ocean and air commercial carriers and shall be liable for the Product damages caused by failure to comply with the packaging specifications.

15.                               DELIVERY AND PRODUCT ACCEPTANCE

15.1.                        FOB. Destination. Delivery of the Product(s), spare parts and accessories sold by FUNAI to INFOCUS shall be according to F.O.B. Hong Kong.  Title shall be transferred to INFOCUS upon delivery at Hong Kong destination.  FUNAI shall contract at its own expenses for the carriage of the Products from a port of export.  FUNAI shall be responsible for all export taxes, providing supporting documentation for export clearance, required to deliver the Products to the port of export.

15.2.                        Early Delivery.  If the Product is delivered more than five (5) business days in advance of the Delivery Date, INFOCUS need not take delivery of and has the right not to pay for such Product until the due date based on scheduled Delivery Date.

15.3.                        Critically Late Products.  If delivery of the Products is delayed more than seven (7) days from the Delivery Date, INFOCUS has the right to accelerate the delivery of the Product by receiving from FUNAI the differences in costs between the standard freight and premium air freight and any reasonable expedite charges for acceleration of the delivery of critically late Product if the delay of delivery is caused by FUNAI’s fault.

15.4.                        Delivery Delays.  FUNAI shall notify INFOCUS immediately of any issues that prevent timely deliver of the Products to INFOCUS and work diligently to remedy those issues immediately.  FUNAI shall make good faith effort to avoid delinquent shipments and to review shipment on a quarterly basis.

16. INSPECTION.

16.1.                        Inspection and Process Verification.  FUNAI shall complete the Product Inspection prior to shipping to INFOCUS at FUNAI facility according to Quality Plan.

16.2.                        On-Site Quality Audits.  INFOCUS or its authorized agent may inspect FUNAI’s facility at business hours to verify FUNAI’s manufacture and delivery of Products in accordance with this Agreement.  FUNAI shall provide a suitable office space in the FUNAI manufacturing facility with telephone and IT network capabilities for two INFOCUS employees or INFOCUS designated representatives.

16.3.                        Inspection by INFOCUS.  INFOCUS may perform the Product Inspection at INFOCUS facility within forty (40) calendar days from the date of receipt of the Product.  If INFOCUS finds any Defective Product under its Product Inspection, INFOCUS shall give FUNAI a written notice of sufficient details of such failure.  In such event, INFOCUS shall send a reasonable number of samples or photographs of Defective Product to FUNAI to enable FUNAI to make its own inspection at its own expense.  FUNAI shall provide Return Material Authorizations (‘RMA”) and shipping instructions within three (3) business days of an INFOCUS request.  INFOCUS may reject the Defective Products if FUNAI agrees to the defect.  In the event that FUNAI disagrees with an INFOCUS rejection, the parties shall meet immediately (in person or telephonically) to, in good faith, reasonably discuss and resolve the disagreement.

16.4.                        No Failure Products.  If FUNAI is unable to find any defect, or repair a malfunction, in a component or material returned by INFOCUS according to Product Inspection under this Section, the parties shall cooperate in good faith to find a cause of the defects and take remedial measures.

16.5.                        Technical Assistance.  FUNAI shall provide reasonable technical assistance to INFOCUS in connection with effecting resolution to Product quality problems including, but not limited to, building appropriate test and inspection fixtures.

17. INSPECTION FOR ACCEPTING PRODUCTS

17.1.                        Inspection at FUNAI’s Manufacturing Facility.  INFOCUS may perform its inspection of Products (hereinafter referred to as “inspection for acceptance”), at FUNAI’s manufacturing facility, pursuant to the Warranty Agreement and Quality Plan Inspection Policy executed between the both parties.

17.2                           Inspection at another Place.  If INFOCUS does not perform inspection for acceptance at FUNAI’s manufacturing facility according to Section 17.1 above, INFOCUS may perform inspection for acceptance at another place according to Quality Plan, within forty (40) days of the delivery of Products, pursuant to the Warranty Agreement and Inspection Policy.

17.3                           Notice.  When INFOCUS performs inspection for acceptance described in Section 17.1 and 17.2 above, INFOCUS shall notify FUNAI whether Products are acceptable. When INFOCUS determines Products to be defective, INFOCUS shall inform FUNAI of the cause of its determination in writing.  Then FUNAI and INFOCUS shall mutually discuss whether the subject determination was reasonable.  When both parties agree that INFOCUS’s rejection of acceptance is reasonable, one of the following actions shall be implemented by obtaining FUNAI’s prior consent.  FUNAI shall not unreasonably withhold said consent.

a)              INFOCUS may reject all Products existing in a supply lot, and may ship them back to FUNAI, at FUNAI’s expense.  FUNAI shall repair or exchange the subject merchandise, and then re-ship the subject merchandise to INFOCUS, at FUNAI’s expense;

b)             FUNAI may examine all Products in a supply lot, and may repair or exchange them, at INFOCUS’s facility at FUNAI’s expense; or

c)              INFOCUS may examine all Products in the supply lot, and may designate defective Products at FUNAI’s expense.  INFOCUS may send such designated Defective Products to FUNAI, at FUNAI’s expense.  FUNAI shall provide INFOCUS with the replaced and/or refurbished Products at its own expense; or

d)             FUNAI may promptly send the required parts to repair the Products free of charge.  FUNAI shall be responsible for any cost arising out of examination for all Products, and any cost for said repair.

17.4                           Omission of Inspection.  Regardless of Section 17.1 and 17.2 above, INFOCUS can omit inspection for acceptance by its sole discretion.  When INFOCUS omits inspection for acceptance, or, if INFOCUS does not notify the result of inspection for acceptance, within a reasonable period of time, Products shall be deemed to be accepted by INFOCUS.

17.5                           Sustaining Support.  A Sustaining Engineering Plan shall be entered into by both parties, such Plan to include without limitation FUNAI responsibility for all:

a)              Supplier quality engineering including data reporting to supplier and INFOCUS.

b)             Data, analysis and corrective action associated with FUNAI manufacturing.

c)              Root cause analysis of failed Product and associated CLCA and change activity (process and/or part).

18. WARRANTY FOR QUALITY OF PRODUCTS

18.1                           Scope of Warranty.  FUNAI warrants that Products and related parts, which are delivered to INFOCUS; shall be managed pursuant to the Warranty Agreement between the both parties; shall be met with the Inspection Policy and Product Specification entered into between the both parties; and shall have no material or manufacturing defects regarding quality of Products and related parts.

18.2 Products Qualified or without Inspection. FUNAI shall warrant quality of Products against any existing or apparent defect regardless of the fact that (1) INFOCUS accepted the Products upon its inspection pursuant to this Agreement, and (2) INFOCUS did not conduct any inspection pursuant to Section 18.1 above, for the period of fifteen (15) months from the delivery date of the Products.  The both parties sincerely confer and determine an appropriate remedy, including one of the following actions below;

a)              INFOCUS may send Defective Products to FUNAI at FUNAI’s expense, and FUNAI shall promptly deliver repaired Defective Products or substitutes; or

b)             FUNAI may promptly provide INFOCUS with certain required parts to repair Defective Products without any costs to INFOCUS, and shall pay any applicable expenses for the subject repair and inspection incurred by INFOCUS.

18.3                           Repeat and Catastrophic Defect.  If Products have significant quality defects, more than twice within 12 months of the delivery date, arising out of a defect caused by a same part and same cause, or if an overall defect rate for a particular Product model exceed more than 2% of Product, then INFOCUS may notify FUNAI that said series of defects have a catastrophic defect, in addition to remedies available under Section 18.2 above.  When the both parties agree that such catastrophic defect exists, FUNAI shall take expedited correctional measures at its own expense and remove such catastrophic defect to prevent any further harm on behalf of INFOCUS to the fullest extent.  When INFOCUS exchanges or repairs Defective Products caused by the catastrophic defects, FUNAI shall pay for INFOCUS’s reasonable expense for inspection, exchange and/or repair of refurbished or replaced Products.

18.4                           Defect Caused by INFOCUS’s Fault.  Section 18.1, 18.2, and 18.3 in this Agreement shall not be applicable to both parties when defect of Products is caused by INFOCUS’s fault including, but not limited to, the defect caused solely by INFOCUS’s design of Products; the defective specification provided by INFOCUS; and/or the defect caused by certain mechanical parts provided by INFOCUS.  When it is not certain which party’s fault causes defect of Products, the both parties faithfully confer and determine whether Section 18.1, 18.2, and 18.3 in this Agreement are applied or not.

19. QUALITY ISSUES

19.1                           Quality Issues.  Should FUNAI become aware of any quality issues, design or manufacturing defect, or other issues, whether FUNAI or supplier-related, which may impact FUNAI compliance with the Product Specifications hereunder, FUNAI shall promptly notify INFOCUS prior to the next scheduled shipment of the nature of such issues and provide then-known technical details.

19.2                           Supplier Changes.  All FUNAI changes in suppliers for the Products must adhere to the Product Change Notice (“PCN”) process set forth in Section 21.1 hereof.

20.                                 WARRANTY.  In addition to the procedures described in Sections 16 -19, FUNAI hereby warrants that the Product, Service Parts, accessories and lamps supplied hereunder are free from all liens, encumbrances, security interests and other claims.

21.                                 SERVICE.  FUNAI shall supply INFOCUS with Service as provided in Exhibit I hereof (to be agreed by the parties).

22.                               PRODUCTS CHANGES

22.1.                        Change of Products.  Form, Fit or function of Products may be changed by FUNAI only through the process provided in this section and with the written pre-approval of INFOCUS.  Such changes shall be documented and incorporated into the Product Specifications and Product and Process Documentation.  FUNAI shall provide INFOCUS with documentation detailing the changes of the Product, including price changes and justifications of such price changes, whether increases or decrease, and any delivery date or lead-time changes.  FUNAI shall provide INFOCUS with model number and unit serial number when change takes effect.  INFOCUS shall use reasonable efforts to evaluate said requests and shall not unreasonably withhold approval for such changes.  For changes required by INFOCUS, INFOCUS shall pay for all materials rendered excess or obsolete, due to any change of Product Specifications or new Products made pursuant to INFOCUS request, to the extent such materials were prudently procured by FUNAI as provided in Section 12.9 hereof.

22.2.                        New Product.  New product may be added to the Product by a written amendment to this Agreement between FUNAI and INFOCUS.  In such case, FUNAI shall provide INFOCUS with documentation for any price, delivery date and lead-time changes.

23. TERMINATION

23.1.                        Termination for Cause.  a) In the event either party: (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party; or (iv) such party makes a general assignment for the benefit of creditors, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective ten (10) days after the date of mailing.

b) Either party shall have the right to terminate this Agreement if the other party is in material breach of any term or condition of this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice of such breach given by the nonbreaching party.

23.2.                        Termination without Cause.  Either party may terminate this Agreement at any time without cause upon one hundred eighty (180) days written notice to the other party. If INFOCUS terminates this Agreement, INFOCUS has the right to issue purchase orders with delivery dates up to the date of termination.  If INFOCUS requests earlier termination, a) FUNAI shall (1) stop work pursuant to this Agreement to the extent specified in INFOCUS notice which may specify date on or after the date of said notice, (2) terminate all subcontracts with INFOCUS and orders of INFOCUS that relate to terminated work, (3) place no further orders for Materials, and (4) complete the work in progress for non-terminated work as specified in the INFOCUS notice in accordance with the provisions of this Agreement and b) INFOCUS shall be liable for all Materials which

FUNAI has prudently procured as necessitated by component lead-times to fulfill INFOCUS purchase orders and forecasts.  If FUNAI terminates this Agreement, FUNAI shall deliver the Product on INFOCUS purchase orders through the date of written notice of termination.  The term of this Agreement is two years from the date of this Agreement. This Agreement shall automatically renew unless terminated by either party by providing the other party with 60 days advanced written notice.

23.3.                        Return of Production Tooling.  Upon expiration or termination of this Agreement, FUNAI shall, at INFOCUS request, promptly deliver to INFOCUS Production Tooling, procedures, software programs and other relevant information owned by INFOCUS.  INFOCUS shall be responsible for reasonable freight costs from FUNAI facilities to destination as specified by INFOCUS.  FUNAI shall be responsible, at its sole expense, for packaging such tooling and equipment for shipment and delivery in good order.

23.4.                        Return of FUNAI’s tooling.  Upon expiration or termination of this Agreement, INFOCUS shall, at FUNAI request, promptly deliver to FUNAI all tooling and equipment at INFOCUS premises owned by FUNAI hereunder, and procedures, software programs and other relevant information owned by FUNAI, if any. FUNAI shall be responsible for reasonable freight costs from INFOCUS facilities. INFOCUS shall be responsible, at its sole expense, for packaging such tooling and equipment for shipment and delivery in good order.

23.5.                        Survival.  Neither the termination nor expiration of this Agreement shall relieve either party from its obligations to pay the other any sums accrued hereunder.  Either party’s respective rights, obligations and duties under Sections 3.3.  (Ownership), 7.1. (Non-Recurring Engineering fees and Capital Equipment Spending), 25.  (Joint Liability and Indemnification), 26.1.  Confidentiality Agreement), as well as any rights, obligations and duties which by their nature extend beyond the termination or expiration of this Agreement shall survive any termination or expiration and remain in effect for a period of three (3) years thereafter or the period specified in this Agreement, if longer.

24.                               INFOCUS MANUFACTURING RIGHTS

24.1.                        Manufacturing Rights OF INFOCUS.  Notwithstanding anything to the contrary provided herein, INFOCUS shall have the sole rights to make, have made, use, sell, and license all aspects of the Products in all worldwide markets during the term and after the termination of this Agreement subject to the terms and conditions in this Agreement.  Except for FUNAI’s sole inventions and improvement arising out of the utilization of FUNAI’s own intellectual property relating to process technology, INFOCUS shall own all rights in the intellectual property associated with the Products including, without limitation, Product Specifications, Product and Process Documentation, Product Tooling and test/manufacturing equipment furnished or paid for by INFOCUS, and all technology, trade secrets, and know how attending the Products and the manufacturing and testing thereof.

24.2.                        Joint Intellectual Property Right.  Each party shall retain sole right, title and interest to intellectual property solely developed by such party prior to, during or after the term of this Agreement.  Any intellectual property developed jointly must be identified by the parties as joint intellectual property in writing, prior to filing for patent protection or other registration.  A separate written agreement shall be entered between FUNAI and INFOCUS regarding the ownership, license, loyalty, and use of joint intellectual property on or before the termination of this Agreement.

24.3.                        Protection. FUNAI and INFOCUS shall take appropriate measures to protect FUNAI IP and INFOCUS IP in the Products, component parts and designs and the other party’s trademarks, copyrights, patents, trade secrets and know-how relating to the Products.

25. JOINT LIABILITY AND INDEMNIFICATION

25.1.                        Except as set forth in Section 25.2 of this Agreement, each party shall be jointly liable for any suit, claim, or proceeding, alleging that the Products infringe third parties’ patent, copyright, intellectual property or other proprietary right.  Except as set forth in Section 25.2 of this Agreement, each party shall defend and indemnify the other party against which any suit, claim, or proceeding that concerns infringement of the Products on any third parties’ patent, copyright, intellectual property or other proprietary right may be brought.

25.2.                     Patent Indemnity.  To the extent that any suit, claim or proceeding arises due to each party’s supplied technology, designs, parts, processes or know how that themselves infringe any third parties’ patent, copyright, intellectual property or other proprietary right, each party, at its own expense, shall defend and indemnify the other party and its customers in any suit, claim or proceeding brought against the other party or both parties jointly, alleging that the Products infringe the third parties’ patent, copyright, intellectual property or other proprietary right, provided each party is promptly notified within ten (10) business days, given assistance required, and permitted to control the defense and/or negotiation for settlement.  Each party shall pay any judgment in such suit claim or proceeding, including reasonable attorneys’ fees, but each party shall have no liability for settlement or costs incurred without its consent.  In the event the other party or any of its customers is enjoined from using, leasing or selling any Product, each party shall, at its option and expense (a) obtain the right to enable such use, lease or sale, or (b) modify the design of the Product so that it no longer infringes, but remains substantially equivalent, or as a last resort (c) substitute substantially equivalent non-infringing Products.  If none of the foregoing can be accomplished within a reasonable time, each party shall accept a return from the other party of the infringing Products and fully refund to the other party the original purchase price paid therefore by the other party.

25.3.                        Process Indemnity.  Each party shall, at its expense, defend and indemnify the other party and its customers in any suit, claim or proceeding brought against either alleging that each party design or manufacture of any Product was the cause of any damage or injury to the person or tangible property of any third party, provided each party is promptly notified, given assistance required, and permitted to direct the defense.  Each party shall pay any judgment in such suit, claim or proceeding, including reasonable attorney’s fees, but neither party shall have liability for settlement or costs incurred without its consent.

26. NDA, INTELLECTUAL PROPERTY AND SECRECY

26.1.                        Confidentiality Agreement.  While the terms of this Agreement shall take precedence in the event of conflicting terms, the Confidentiality Agreement between INFOCUS and FUNAI dated January 29, 2001 shall continue to be effective and be incorporated herein by reference.

26.2.                        INFOCUS IP.  INFOCUS shall provide FUNAI with INFOCUS IP for the sole purpose of’ allowing FUNAI to perform its obligations under this Agreement.  Except as specifically provided in this Agreement, FUNAI shall have no right to use or deal with the INFOCUS IP in any way.  Nothing in this Agreement shall be interpreted or construed as granting FUNAI any ownership interest in or rights to the INFOCUS IP and FUNAI hereby acknowledges that the INFOCUS IP constitute the sole and exclusive property of INFOCUS.  FUNAI shall not transfer or sub-license INFOCUS IP to any third party without a prior written consent of INFOCUS.

26.3.                        FUNAI IP.  Except as specifically provided in this Agreement, INFOCUS shall have no right to use or deal with the FUNAI IP in any way.  Except as specifically provided in this Agreement, nothing in this Agreement shall be interpreted or construed as granting INFOCUS any ownership interest in or rights to the FUNAI IP and INFOCUS hereby acknowledges that the FUNAI IP constitute the sole and exclusive property of FUNAI, and INFOCUS shall not transfer or sublicense FUNAI IP to any third party without a prior written consent of FUNAL

26.4.                        No Implied Licenses.  Except as is expressly provided in this Agreement, nothing contained in this Agreement grants or confers any license or right, impliedly, or otherwise, for any innovation, improvement or feature, whether or not patentable or registrable.

26.5.                        Protections against Improper Disclosure.  INFOCUS represents and warrants that it has appropriate agreements in place with all its employees, consultants, contractors and suppliers, providing for non-disclosure and non-use of FUNAI IP, and that INFOCUS shall enforce such agreements to the fullest extent in order to protects FUNAI IP from misuse, including without limitation bringing legal action against suppliers or ex-employees who misuse the FUNAI IP.

26.6.                        Protections against Improper Disclosure.  FUNAI represents and warrants that they have appropriate agreements in place with all their own employees, consultants, contractors and suppliers, providing for non-disclosure and non-use of INFOCUS IP, and that FUNAI shall enforce such agreements to the fullest extent in order to protect

INFOCUS IP from misuse, including without limitation bringing legal action against suppliers or ex-employees who misuse the INFOCUS IP.

27. LICENSE PROVISIONS FOR FUNAI SALES

27.1.                        Royalty.  In consideration for the rights and license granted by INFOCUS for the Licensed Product * At INFOCUS’ sole discretion, INFOCUS may allow FUNAI to sell front projectors into specific markets at terms and royalty rates to be determined by the parties.

27.2.                        Penalty for Delay.  Any payment in this Agreement which shall be delayed beyond the due date shall be subject to an interest charge at a rate equal to the prime rate (as quoted by Citibank, N.A., New York) plus two percent (2%), compounded annually, on the unpaid balance payable in United States currency until paid.

27.3.                        Payment.  Payments by FUNAI shall be made by wire transfer to: Wells Fargo Bank, Portland Commercial Banking, ABA Routing # 121-000-248, for the account of INFOCUS Corporation, Account No. 4l59626738 or by check mailed to: INFOCUS Corporation, 27700B SW Parkway Avenue, Wilsonville, OR 97070-9215, Attention: Corporate Counsel.  FUNAI shall send Notice of payments to INFOCUS when FUNAI finish process of transfer.

27.4.                        Report.  A responsible official of FUNAI shall certify Net Selling Price of Licensed Product, every sixth months, in a written report and send it to INFOCUS.

27.5.                        Records.  With respect to the royalty and reporting set forth in this Article 26, FUNAI shall keep full, clear and accurate records with respect to sales of Licensed Product.  These records shall be retained for a period of three (3) years from the date of payment.

27.6.                        Audit of Records.  INFOCUS shall have the right a) to appoint an independent certified public accountant with a prior written consent of FUNAI and b) at its expense, to examine and audit, not more than once a year, and during normal business hours, all such records and accounts as may under recognized accounting practices.  FUNAI shall make adjustment of compensation for any errors and/or omissions of such records disclosed by such examination or audit.  Such right to examine and audit shall be affected by any statement to the contrary appearing on checks or otherwise, unless INFOCUS expressly waives in writing such right to examine and audit.

*Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

28. GENERAL PROVISIONS

28.1.                        Responsibilities of the Parties.  Except as provided in this Agreement, each party shall perform the work in this Agreement as an independent contractor and not as an agent or employee of partner of the other party hereto.

28.2.                        Assignment. Each party shall not assign any of its rights or obligations under this Agreement to any person without a prior written consent of the other party.  Any purported assignment in violation of this provision shall be void.

28.3.                        Release of Information.  Both parties shall keep the relationship made by this Agreement strictly confidential and shall not disclose the same to any third parties, other than their attorneys and accountants, without the prior consent of the other.  Neither FUNAI nor INFOCUS shall issue or approve a press release or other announcement concerning the proposed relationship without prior consent of the other as to the contents of the announcement and its manner of release.

28.4.                        Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed valid and sufficient if delivered in person, dispatched by regular mail or delivered by fax (provided the original is thereafter promptly dispatched by regular mail) to the following:

To INFOCUS:    InFocus Corporation
     27700 SW Parkway Avenue
     Wilsonville, Oregon 97070 U.S.A.
     Attention: Legal Department
     Fax Number :(503) 685-8838

To FUNAI:      FUNAI

Attention:

Fax Number:

28.5.                        Force Majeure.  With the exception of payment for the Products delivered in conformance with this Agreement, each party shall have no obligation or liability whatsoever arising out of or in connection with any delay or failure to perform any of its covenants or obligations under this Agreement, or any loss or damage incurred by the other party as a result thereof, to the extent such delay or failure is caused, either directly or indirectly, by act of God, fire, war, riot, civil, insurrection, accident, embargo, governmental priority, strikes or other labor trouble, order of any court or government, or any other occurrence, act, cause or thing beyond the control of that party.

28.6.                        Disaster Recovery Plan.  FUNAI shall maintain a disaster recovery plan for INFOCUS which shall include all reasonable procedures needed to minimize disruption to INFOCUS’s business at the current monthly shipping rates, including use of another FUNAI facility if production is delayed for more than thirty (30) days.  INFOCUS shall cooperate with such FUNAI disaster recovery plan.  In the event that such FUNAI delay continues for more than thirty (30) days, INFOCUS may, at its sole option, either (a) terminate this Agreement under Section 22.1 hereof, (b) suspend its obligations under this Agreement during the period of delay and cancel outstanding delinquent purchase orders without liability, and/or (c) invoke INFOCUS’ manufacturing rights under section 23 hereof and FUNAI agrees to cooperate in same.

28.7.                        DISCLAIMER OF DAMAGES, WARRANTIES, AND LIABILITIES. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST REVENUES OR PROFITS) ARISING OUT OF ANY BREACH OF THIS AGREEMENT, OTHER THAN SUCH DAMAGES ARISING OUT OF ANY BREACH RELATING TO CONFIDENTIAL INFORMATION, INVENTIONS OR INTELLECTUAL PROPERTY RIGHTS.

28.8.                        Insurance.  Both parties shall maintain adequate casualty and loss insurance with a reputable insurance company reasonably acceptable to each other for all risks at replacement cost of Production Tooling and FUNAI tooling, fixtures and equipment at each party’s facilities. The insurance amount shall cover the actual value of all inventories including Material, work-in-process and finished Product, tooling and fixtures currently in use. Each party shall provide the other party with copies of documentation of its insurance coverage. Each party shall exercise due diligent to renew the insurance policy upon its expiry. Each party shall pay cost of liability insurance at any facilities owned and operated by each party

28.9.                        Compliance with Laws.  Each party agrees to comply with, at its expense, all applicable Federal, State and local laws, including without limitation the Foreign Corrupt Practices Act and the Patriot Act, and all regulations and Ordinances necessary to permit the manufacture, sale and distribution of the Products, the importation of components from INFOCUS, and the exportation of finished Products to INFOCUS.

28.10.                  Readings.  The headings and titles of each Section of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of any provision.

28.11.                  Governing Version.  The English-language version of this Agreement shall be the governing version.

28.12.                  Modification.  Neither party shall be bound by any modification of this Agreement unless such modification is in writing and signed by both party’s authorized representative.

28.13.                  Severability.  If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government or by the final determination of any state or federal court, such invalidity shall not affect the enforceability of any other provision not held to be invalid.

28.14.                  Omissions.  Any delay or omission by either party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any other right or remedy hereunder.  All of the rights of either party under this Agreement shall be cumulative and may be exercised separately or concurrently.

28.15.                  Governing Law and Forum.  This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California.  Any settlement between the parties or judgment issued in arbitration may be enforced in any California court having appropriate jurisdiction.

28.16.                  Arbitration.  All differences and disputes arising hereunder shall be settled amicably between the parties in good faith.  If however, such disputes cannot be resolved to the full satisfaction of the both parties not later than thirty (30) days from the time written notice of dispute from one party to the other, either party may seek arbitration.

Any controversy, claim or dispute between the parties arising out of this Agreement shall be settled exclusively and finally by arbitration in California in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) except to the extent that the Rules conflict with the provisions of the Agreement and excluding the 1980 United Nation Convention of contracts governing the International Sale of Goods.  The arbitration awards may be enforced through any court having appropriate jurisdiction.  The Arbitration pursuant to this Section shall be held by a three-arbitrator-panel.  INFOCUS shall select one arbitrator.  Funai shall select one arbitrator.  Said two arbitrators shall choose the third arbitrator to the panel.

28.17.                  Entire Agreement.  This Agreement and all Exhibits hereto constitute the entire understanding between INFOCUS and FUNAI for the sale, purchase and manufacturing of the Products hereunder and supersede any prior communications, oral or written, relating to the subject matter hereunder.

28.18.                  Exhibits.  All Exhibits A through I of this Agreement are hereby incorporated and made a part of this Agreement.

Exhibit A — Product Specifications

Exhibit B — Exclusivity Agreement

Exhibit C — INFOCUS IP

Exhibit D — Milestone H Product Development Schedule

Exhibit E — Consigned Materials (if any)

Exhibit F — Long Lead Time Components

Exhibit G — *

Exhibit H — FUNAI IP

Exhibit I — Service and Service Parts

Exhibit J — Specification of Tsunami, Product of INFOCUS

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by a duly authorized representative thereof.

“FUNAI”	“INFOCUS”

FUNAI Electric Co., Ltd.	INFOCUS Corporation

By:	By:
Its:	Its:

*Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.